(610) 478-2000


                          June 5, 1996



Board of Directors
Sovereign Bancorp, Inc.
1130 Berkshire Boulevard
Wyomissing, Pennsylvania  19610

Re:  Sovereign Bancorp, Inc. 1996 Stock Option Plan

Ladies and Gentlemen:

     You have asked us to provide you with our opinion whether the 500,000 shares of Sovereign Bancorp, Inc. ("Sovereign") common stock (without par value) (the "Common Stock") that may be issued from time to time pursuant to the exercise of options issued under the Sovereign Bancorp, Inc. 1996 Stock Option Plan (the "Plan"), when and if such shares are issued pursuant to and in accordance with the Plan, will be duly and validly issued, fully paid and nonassessable.

     In connection with this matter, we, as counsel to Sovereign, have reviewed the following:

     1. the Pennsylvania Business Corporation Law of 1988, as amended;

     2. Sovereign's Articles of Incorporation, as amended and restated;

     3.   Sovereign's By-Laws, as amended;

     4. Resolutions adopted by Sovereign's Board of Directors on February 28, 1996; and

     5.   the Plan.

     Based upon such review, it is our opinion that the Common Stock issuable upon the exercise of options granted under the Plan, when and as issued in accordance with the provisions of the Plan, will be duly and validly issued, fully paid and nonassessable. In giving the foregoing opinion, we have assumed that the Company will have, at the time of the issuance of such Common Stock, a sufficient number of authorized shares available for issue.

     We hereby consent to the filing of this opinion as an exhibit to the registration statement that the Company is filing this date in connection with the registration of 5,000,000 shares of Common Stock issuable under the Plan, and to the references to us under the caption "Interests of Named Experts and Counsel" in such registration statement. In giving this consent, however, we do not acknowledge or admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,

                              STEVENS & LEE